EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Ring Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457(o)	–	–	–	–	–
	Equity	Preferred Stock	457(o)	–	–	–	–	–
	Equity	Depositary Shares	457(o)	–	–	–	–	–
	Equity	Warrants	457(o)	–	–	–	–	–
	Debt	Debt Securities	457(o)	–	–	–	–	–
	Other	Rights	457(o)	–	–	–	–	–
	Other	Units	457(o)	–	–	–	–	–
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	–	–	$150,000,000	$153.10 per $1,000,000	$22,965
	Total Offering Amounts					$150,000,000		$22,965
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$22,965

(1)    There are being registered hereunder such presently indeterminate number of (a) shares of common stock, par value $0.001 per share (“Common Stock”), (b) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), (c) senior and subordinated debt securities (collectively, the “Debt Securities”), (d) depositary shares (“Depositary Shares”), (v) warrants to purchase Common Stock, Preferred Stock, Debt Securities or other securities, (e) rights to purchase Common Stock, Preferred Stock, Debt Securities or Depositary Shares, and (f) units consisting of two or more Securities, as may be sold from time to time by Ring Energy, Inc. (the “Registrant”). This Registration Statement also covers an indeterminate amount of securities, if applicable, as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, including, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any securities issuable upon a stock split, stock dividend, recapitalization, or similar transaction. The aggregate maximum offering price of all unallocated securities issued under this Registration Statement will not exceed $150,000,000.
(2)    The proposed maximum offering price per security and maximum aggregate offering price per class of securities will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Item 16(b) of Form S-3.